EXHIBIT 99.2

[Merchants Bancorp, Inc. Logo]

November 22, 1999
Dear Fellow Stockholder:

        It is my pleasure to invite you to attend a special meeting of stockholders of Merchants Bancorp, Inc. to be held at Copley Theatre, North Island Center, located at 8 East Galena Boulevard, Aurora, Illinois on December 22, 1999 at 9:00 a.m., local time.

        The purpose of this meeting is to consider and vote upon the Agreement and Plan of Merger dated as of July 29, 1999 between Merchants, Old Kent Financial Corporation and Merchants Acquisition Corporation, a wholly-owned subsidiary of Old Kent (the "Merger Agreement"). If the merger is consummated, then each share of Merchants common stock would be exchanged for 0.83 shares of Old Kent common stock, plus cash in lieu of fractional shares.

        The enclosed Prospectus and Proxy Statement explains in detail the terms of the Merger Agreement and merger, as well as other information relating to Merchants and Old Kent. Please carefully review and consider all of this information.

        After careful consideration, the Merchants board of directors unanimously determined the merger to be advisable and in the best interests of the Merchants' stockholders and unanimously recommends that you vote FOR adoption of the Merger Agreement.

        Your participation in the special meeting, in person or by proxy, is especially important. An abstention or failure to vote at the special meeting or to submit a proxy will have the same effect as a vote "against" the adoption of the Merger Agreement. If you do submit a proxy and do not include instructions on how to vote your proxy, your shares will be voted "for" the adoption of the Merger Agreement. Please sign, date, and mail the enclosed proxy promptly in the postage-paid envelope that has been provided for your convenience. If you attend the special meeting, you may vote in person, if you wish, even if you have previously returned your proxy card.

Sincerely yours, /s/ Calvin R. Myers Calvin R. Myers President and Chief Executive Officer